EXHIBIT 5.1

[MORRISON & FOERSTER LLP LETTERHEAD APPEARS HERE]

September 23, 2004

Stratex Networks

120 Rose Orchard Way

San Jose, CA 94134

Re:	Stratex Networks, Inc. – 2,581,780 Units

Ladies and Gentlemen:

We have acted as counsel to Stratex Networks, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 2,581,780 Units (the “Units”) which Units consist of an aggregate of (i) 10,327,120 shares (the “Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”) and (ii) warrants (the “Warrants”) to purchase 2,581,780 shares of Common Stock (the “Warrant Shares”) pursuant to the terms of a placement agent agreement (the “Agreement”) dated September 20, 2004, between the Company and CIBC World Markets Corp.

The Shares, Warrants and Warrant Shares are the subject of a Registration Statement (the “Registration Statement”) filed by the Company on Form S-3 under the Securities Act of 1933, as amended. In our capacity as your counsel in connection with such registration and the issuance and sale of the Units, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares, Warrants and Warrant Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, it is our opinion that the issuance of the Shares and Warrants have been duly authorized by all necessary corporate action on the part of the Company, and when issued and paid for in accordance with the terms of the Agreement will be validly issued, fully paid and non-assessable. Further, the Warrant Shares have been duly authorized and when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading “Legal Matters” in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP